Exhibit 99.2

WRITTEN CONSENT

VIVINT SMART HOME, INC.

This Written Consent is solicited by the Board of Directors of Vivint Smart Home, Inc.

Please return this consent no later than 5:00 pm (Eastern Standard Time) on [●], 20[●], which is the date that the Vivint Smart Home Board of Directors expects to receive consents under the Voting Agreement. Your shares will be tabulated and voted to approve or disapprove the proposals as you indicate below. Any Written Consent returned without indicating a decision on the proposals will be voted to APPROVE the proposals.

The undersigned, being a holder of record of common stock, par value $0.0001, and/or preferred stock, par value $0.01 of Vivint Smart Home, Inc., a Delaware corporation (“Vivint Smart Home”), on [●], hereby consents, by written consent without a meeting, to the actions as set forth below with respect to                                  of the shares of Vivint Smart Home common stock and                                  of the shares of Vivint Smart Home preferred stock that the undersigned holds of record.

The undersigned acknowledges receipt of the proxy statement/consent solicitation statement/prospectus, which is part of the registration statement on Form S-4 (No. 333-233911) of Mosaic Acquisition Corp., a Delaware corporation (“Mosaic”), and which more fully describes the proposals below.

1.

Approval of the merger of Maiden Merger Sub, Inc. a wholly owned subsidiary of Mosaic (“Merger Sub”), with and into Vivint Smart Home, with Vivint Smart Home continuing as the surviving corporation and a wholly owned subsidiary of Mosaic, and adoption and approval of the Agreement and Plan of Merger among Vivint Smart Home, Mosaic and Merger Sub, dated as of September 15, 2019, and the transactions contemplated thereby.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

2.	Approval, on a non-binding advisory basis, the amendments to Mosaic’s existing charter as set forth in Mosaic’s proposed charter.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please execute, date, sign and return this Written Consent promptly to Vivint Smart Home by faxing it to Vivint Smart Home, Attention: [●], at [●], by emailing a .pdf copy of the Written Consent to [●], or by mailing this Written Consent to Vivint Smart Home at 4931 North 300 West, Provo, UT 84604, Attention: [●].

IF AN INDIVIDUAL:	IF AN ENTITY:

By:
(duly authorized signature)	(please print or type complete name of entity)

Name:	By:
(please print or type full name)	(duly authorized signature)

Title:	Name:
(please print or type full title)	(please print or type full name)

Title:
(please print or type full title)

Date: , 2019	Date: , 2019